CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Current Report on Form 8-K of Sonterra Resources, Inc. of our report dated November 21, 2007, relating to our audit of the balance sheet of Sonterra Resources, Inc. as of September 30, 2007 and the related statements of operations, shareholder’s equity (deficit) and cash flows for the period April 17, 2007 (date of inception) to September 30, 2007.

We further consent to the use in this Current Report on Form 8-K of Sonterra Resources, Inc. of our report dated November 21, 2007 of the balance sheet of Certain Acquired Oil and Gas Properties (see Note A to such financial statements for a full description) as of August 3, 2007 and the related statement of operations, equity and cash flows for the period of January 1, 2007 to August 3, 2007, and of our report dated November 1, 2007 relating to our audit of the balance sheets of Certain Acquired Oil and Gas Properties (as defined therein) as of December 31, 2006 and 2005 and the related statements of operations, equity and cash flows for the years then ended.

/s/ Akin, Doherty, Klein & Feuge, P.C.

Akin, Doherty, Klein & Feuge, P.C.
San Antonio, Texas
February 14, 2008